Exhibit 11
			       Xerox Corporation

		   Computation of Net Income Per Common Share
      (Dollars in millions, except per-share data; shares in thousands)

					     Three months       Six months
					     ended June 30,     ended June 30,
					     1996     1995      1996     1995

I. Primary Net Income Per Common Share

   Income from continuing operations     $    293 $    254  $    530 $    441
   Accrued dividends on ESOP preferred
     stock, net                               (10)     (10)      (21)     (21)
   Accrued dividends on redeemable
     preferred stock                            -       (1)       (1)      (2)
   Adjusted income from
     continuing operations                    283      243       508      418
   Discontinued operations                      -      (16)        -      (56)
   Adjusted net income                   $    283 $    227  $    508 $    362

   Average common shares outstanding
     during the period                    323,795  321,677   323,492  320,342
   Common shares issuable with respect
     to common stock equivalents for
     stock options, incentive and
     exchangeable shares                    8,961    8,878     8,961    8,878
   Adjusted average shares outstanding
     for the period                       332,756  330,555   332,453  329,220

   Primary earnings per share:
     Continuing operations               $   0.85 $   0.74  $   1.53 $   1.27
     Discontinued operations                    -     (.05)        -     (.17)
   Primary earnings per share            $   0.85 $   0.69  $   1.53 $   1.10

II.Fully Diluted Net Income Per Common Share

   Income from continuing operations     $    293 $    254  $    530 $    441
   Accrued dividends on redeemable
     preferred stock                            -       (1)       (1)      (2)
   ESOP expense adjustment, net of tax          -       (2)       (1)      (4)
   Interest on convertible debt,
     net of tax                                 -        -         1        1
   Adjusted income from
     continuing operations                    293      251       529      436
   Discontinued operations                      -      (16)        -      (56)
   Adjusted net income                   $    293 $    235  $    529 $    380

   Average common shares outstanding
     during the period                    323,795  321,677   323,492  320,342
   Stock options, incentive and
     exchangeable shares                    9,483    8,878     9,483    8,878
   Convertible debt                         2,644    2,644     2,644    2,644
   ESOP preferred stock                    28,137   28,849    28,137   28,849
   Adjusted average shares outstanding
     for the period                       364,059  362,048   363,756  360,713

   Fully diluted earnings per share:
     Continuing operations               $   0.81 $   0.70  $   1.46 $   1.21
     Discontinued operations                    -     (.05)        -     (.16)
   Fully diluted earnings per share      $   0.81 $   0.65  $   1.46 $   1.05

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